Exhibit 99.1

FOR IMMEDIATE RELEASE

Interparfums, Inc. Elects Two New Board Members and Announces Annual Meeting Results

New York, New York, September 15, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced the results of the matters voted upon at its Annual Meeting of Shareholders held on Tuesday, September 15, 2026, including the election of two new members to its Board of Directors.

Shareholders approved of all proposals presented at the meeting, as follows:

1.     Election of Directors – Shareholders elected a Board of Directors consisting of nine (9) members to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

•        Incumbent Directors: Seven (7) current directors – Jean Madar, Chief Executive Officer of Interparfums Inc., Philippe Benacin, Chief Executive Officer of Interparfums SA, Michel Atwood, Chief Financial Officer of Interparfums, Inc., Hervé Bouillonnec, Chief Commercial Officer of Interparfums USA, François Heilbronn, Robert Bensoussan, and Patrick Bousquet-Chavanne were nominated and re-elected by shareholders.

•        New Directors: The Board proposed, and shareholders approved, the election of two (2) new independent directors, Bénédicte Epinay and Valérie Hermann. Four current members of our Board, Philippe Santi, Veronique Gabai-Pinsky, Gilbert Harrison and Gerard Kappauf did not stand for re-election, resulting in a Board composed of nine (9) directors following the annual meeting.

Valérie Hermann, Independent Director, has been the Director of Luxury Investments at Groupe Epi in Paris, France since March of 2020.

Ms. Hermann previously spent six years at Ralph Lauren Corporation, including as President of Global Brands, and was Chief Executive Officer at Reed Krakoff/Coach Group, Chief Executive Officer of Saint Laurent in Paris, and Director of Women's Ready to Wear, Dior at LVMH. She received a degree in marketing and marketing management from HEC Paris in 1989.

We believe Ms. Hermann’s experience in managing and marketing of luxury products will provide our board of directors with valuable insights into the creation, marketing and management of our luxury fragrances and fragrance related products.

Bénédicte Epinay, Independent Director, has served as the Chief Executive Officer of Comité Colbert since March 2020, a public-interest association founded in 1954 by Jean-Jacques Guerlain that brings together 98 French luxury houses and 15 cultural institutions united by a shared purpose: “To passionately promote, sustainably develop and patiently pass on French craftsmanship and creativity in order to inspire dreams.”

Prior to joining Comité Colbert, Ms. Epinay spent more than thirty years in media, notably within the Les Échos – Le Parisien Group, where she served as Deputy Editorial Director in charge of luxury weekend publications until 2020. In this role, she launched Série Limitée, the Group’s first monthly luxury and lifestyle magazine in 1999, and Les Échos Week-End, its weekly weekend edition, in 2015.

We believe Ms. Epinay’s background in strategic research and insights on sustainability, human resources, and technology - three issues that are at the heart of the fragrance industry's current challenges and priorities - will provide our Board of Directors with valuable insights moving forward.

2.       Advisory Vote on Executive Compensation – Shareholders approved the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement.

3.       Approval of Extension of 2016 Stock Option Plan – Shareholders approved a ten (10) year extension of the term of the Company’s 2016 Stock Option Plan to June 27, 2036.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our licensed portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Annick Goutal, Lanvin, Off-White, Rochas, and Solférino.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan: (212) 836-9608 / devin.sullivan@theequitygroup.com
Chief Financial Officer		Conor Rodriguez: (212) 836-9628 / conor.rodriguez@theequitygroup.com
(212) 983-2640		www.theequitygroup.com
www.interparfumsinc.com